Exhibit 5.1

+1 202 663 6000 (t)

+1 202 663 6363 (f)

wilmerhale.com

November 9, 2022

Huntington Ingalls Industries, Inc.

4101 Washington Avenue

Newport News, VA

Re:	Post-Effective Amendment to Registration Statements on Form S-8 for Shares of Common Stock, par value $0.01 per share, of Huntington Ingalls Industries, Inc.

Ladies and Gentlemen:

We have assisted in the preparation of a Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to each of the Registration Statement No. 333-173171 on Form S-8, Registration Statement No. 333-221451 on Form S-8 and Registration Statement No. 333-232250 on Form S-8 (collectively, the “Registration Statements”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Post-Effective Amendment reflects that a portion of the shares of the common stock, $0.01 par value per share, of Huntington Ingalls Industries, Inc. (the “Company”) previously registered under the Registration Statements will become available for issuance under the Huntington Ingalls Industries Savings Plan (the “Savings Plan”), pursuant to the terms and conditions of the Savings Plan (such shares, the “Carryover Shares”).

We have examined the Certificate of Incorporation and By-Laws of the Company, each as amended and restated to date, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Post-Effective Amendment and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or other copies, the authenticity of the originals of any such documents and the legal competence of all signatories to such documents.

We assume that the appropriate action will be taken, prior to the offer and sale of the Carryover Shares in accordance with the Savings Plan, to register and qualify the Carryover Shares for sale under all applicable state securities or “blue sky” laws.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware.

Wilmer Cutler Pickering Hale and Dorr LLP, 1875 Pennsylvania Avenue NW, Washington, DC 20006

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Huntington Ingalls Industries, Inc.

November 9, 2022

It is understood that this opinion is to be used only in connection with the offer and sale of the Carryover Shares while the Registration Statements to which the Post-Effective Amendment relates is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

Based on the foregoing, we are of the opinion that the Carryover Shares have been duly authorized for issuance and, when the Carryover Shares are issued and paid for in accordance with the terms and conditions of the Savings Plan, the Carryover Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission in connection with the Post-Effective Amendment in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Wilmer Cutler Pickering Hale and Dorr LLP

WILMER CUTLER PICKERING HALE AND DORR LLP